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                                                                       Exhibit 8
                                 LAW OFFICES
                     BAKER, DONELSON, BEARMAN & CALDWELL
                          A Professional Corporation
                  Twentieth Floor * First Tennessee Building
                              165 Madison Avenue
                           Memphis, Tennessee 38103
                                   -------
                                (901) 526-2000
                                   -------
                                  Facsimile
                                (901) 577-2303
                               January 30, 1995


First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103

RE: MERGER WITH PEOPLES COMMERCIAL SERVICES CORPORATION - FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

         We have acted as counsel for First Tennessee National Corporation ("FTNC") in connection with the Agreement and Plan of Merger dated as of October 19, 1994 (the "Agreement"), by and between FTNC and Peoples Commercial Services Corporation ("Peoples"). The Agreement provides that Peoples will be merged with and into FTNC under the Tennessee Business Corporation Act and the Mississippi General Corporation Law (the "Merger"). The corporate existence of Peoples will cease, and FTNC will become the surviving corporation. Pursuant to the Agreement, each share of Peoples common stock issued and outstanding at the Effective Time will be converted into shares of FTNC common stock based on an Exchange Ratio set by reference to the average price of the FTNC common stock for the ten (10) business days ending on the 5th calendar day preceding the Effective Date. No fractional shares of FTNC common stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which an Peoples shareholder would otherwise receive multiplied by a formula value which varies according to the market prices for FTNC common stock. This opinion is provided pursuant to the requirements of Item 4 of Form S-4 and Section V(A)(9) of the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

         We have been provided with an Officer's Certificate dated January 30, 1995, in which officers of FTNC make certain representations on behalf of FTNC regarding the Merger, and we have been provided with a Certificate dated January 25, 1995, in which officers of Peoples make certain representations on behalf of Peoples regarding the Merger (the "Certificates"). We assume those representations to be not only statements in the signers' best information but also currently true statements of fact, and we rely thereon in rendering this opinion.

         In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended
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First Tennessee National Corporation
January 30, 1995
Page 2

and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

     Based on the foregoing, and assuming that the representations made in the Certificates also will be true as of the Effective Time of the Merger as defined in the Agreement, we are of the opinion that, upon consummation of the Merger in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

(a) Provided that the Merger qualifies as a statutory merger under the Tennessee Business Corporation Act and the Mississippi General Corporation Law, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and FTNC and Peoples will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

(b) No gain or loss will be recognized by Peoples or FTNC by reason of the Merger.


(c) No gain or loss will be recognized by the shareholders of Peoples upon receipt of FTNC common stock in exchange for their Peoples common stock, except as described below with respect to stockholders who receive cash in lieu of fractional share interests in FTNC common stock.


(d) The basis of the FTNC common stock received by Peoples shareholders who exchange Peoples common stock for FTNC common stock will be same as the basis of the Peoples common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).


(e) The holding period of the FTNC common stock received by a Peoples stockholder will include the period during which the Peoples common stock surrendered in exchange therefor was held, provided that such Peoples common stock was held by such Peoples stockholder as a capital asset at the Effective Time.


(f) A stockholder of Peoples common stock who receives cash in the Merger in lieu of a fractional share interest in FTNC common stock will be treated as having received cash in redemption of such fractional share interest. Provided that such Peoples common stock was held by such Peoples stockholder as a capital asset at the Effective Time, the receipt of such cash should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such Peoples stockholder's adjusted basis in the shares of Peoples common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of Peoples common stock for which cash is received is more than one
     (1) year.

     The shares of Peoples common stock referred to herein do not include any stock rights, rights or options to acquire Peoples common stock.

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First Tennessee National Corporation
January 30, 1995
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         Based on the foregoing assumptions, we are further of the opinion that under the corporate income or excise tax laws of the State of Tennessee and the State of Mississippi, no gain or loss will be recognized by Peoples or FTNC by reason of the merger.

         This opinion is limited to the effect of the income tax laws of the United States of America, the State of Tennessee and the State of Mississippi, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America and these states. We have not considered the effects of the transaction on the stockholders of Peoples under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of sales and use taxes or any other state and local taxes except for corporate income or excise taxes. We express no opinion as to the federal income tax consequences of the exchange of Peoples shares by any individual who receives such shares as compensation and holds them at the Effective Time subject to any restriction related to employment.

         Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

         The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose. Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.

         We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-4, relating to the issuance of shares of FTNC common stock in the Merger, to be filed by FTNC with the Securities and Exchange Commission, and to all references to this firm in the Prospectus that is part of the Registration Statement.

                                           Very truly yours,


                                           BAKER, DONELSON, BEARMAN &
                                           CALDWELL, P.C.


                                           By:         Wm H.D. Fones, Jr.
                                              ----------------------------------
WHDF,Jr:sjh                                            A Member Thereof